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                                                                  EXHIBIT 5.1



March 23, 1998


Rogue Wave Software, Inc.
5500 Flatiron Parkway
Boulder, CO 80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rogue Wave Software, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 49,881 shares of the Company's Common Stock, $.001 par value, (the "Shares") issuable outside the 1996 Equity Incentive Plan pursuant to stock option agreements assumed in connection with the Company's acquisition of Stingray Software, Inc. (the "Agreements").

In connection with this opinion, we have examined the Registration Statement, the Agreements, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreements and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,


COOLEY GODWARD LLP



By: /s/ Mark P. Tanoury
    --------------------------------
    Mark P. Tanoury